CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Information” in the Statement of Additional Information in Post-Effective Amendment Number 33 to the Registration Statement (Form N-1A, No. 33-21321) of Capital One Funds, and to the incorporation by reference of our reports dated October 13, 2006 for Capital One Capital Appreciation Fund, Capital One Louisiana Municipal Income Fund, Capital One Mid Cap Equity Fund, Capital One Total Return Bond Fund, Capital One U.S. Government Income Fund, Capital One Cash Reserve Fund and Capital One U.S. Treasury Money Market Fund (the seven series constituting Capital One Funds) included in the August 31, 2006 Annual Report to Shareholders of Capital One Funds.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 22, 2006